[GCG Trust Letterhead]










                                October 2, 2000

The Bank of New York
One Wall Street
New York, NY  10286

Re: Addendum to Custodian Agreement, dated as of August 1, 1999, between the Bank of New York and the GCG Trust

Ladies and Gentlemen:

        This letter agreement shall serve as an addendum to the Custodian Agreement (the "Custodian Agreement"), dated as of August 1, 1999, between the Bank of New York (the "Custodian") and GCG Trust (the "Fund"), on behalf of each of its respective series portfolios listed on Appendix "A" hereto (each a "Portfolio" and collectively, the "Portfolios"). This Addendum shall also apply to any future Portfolio added to Appendix A in accordance with the terms of the Custodian Agreement. Capitalized terms not otherwise defined herein shall have the meanings specified in the Custodian Agreement.

    Pursuant to an exemptive order granted by the Securities and Exchange Commission to Fidelity Management & Research Company ("FMR") and various registered investment companies and other investment accounts managed by FMR and its affiliates on October 16, 1996, as amended on August 11, 1999, each Portfolio may invest up to 25% of its total net assets in shares of certain other open-end mutual funds managed by FMR or its affiliates or successors as listed on Attachment 1 attached hereto as may be amended from time to time (the "Central Funds"). The Fund, on behalf of each of the Portfolios, and the Custodian hereby agree that the Custodian shall maintain custody of the Portfolios' investments in Central Fund shares in accordance with the following provisions:

    1. Manner of Holding Central Fund Shares. Notwithstanding anything in the Custodian Agreement to the contrary, the Custodian is hereby authorized to maintain the shares of the Central Funds owned by the Portfolios in book entry form directly with the transfer agent or a designated sub-transfer agent of each such Central Fund (a "Central
       Fund Transfer Agent"), subject to and in accordance with the following provisions:

       a. Such Central Fund shares shall be maintained in separate custodian accounts for each such Portfolio in the Custodian's name or nominee, as custodian for such Portfolio.

       b. The Custodian will implement appropriate control procedures (the "Control Procedures") to ensure that (i) only authorized personnel of the Custodian will be authorized to give instructions to a Central Fund Transfer Agent in connection with a Portfolio's purchase or sale of Central Fund shares, (ii) trade instructions sent to a Central Fund Transfer Agent are properly acknowledged by the Central Fund Transfer Agent, and (iii) the Central Fund Transfer Agent's records of each Portfolio's holdings of Central Fund shares are properly reconciled with the Custodian's records

    1. Purchases of Central Fund Shares. Notwithstanding anything in the Custodian Agreement to the contrary, upon receipt of Instructions, the Custodian shall pay for and receive Central Fund shares purchased for the account of a Portfolio, provided that (i) the Custodian shall only send instructions to purchase such shares to the Central Fund's transfer agent in accordance with the Control Procedures ("Purchase Instructions") upon receipt of Instructions from FMR's trading operations, and (ii) the Custodian shall release funds to the Central Fund Transfer Agent only after receiving acknowledgement from the Central Fund Transfer Agent that it has received the Purchase Instructions.

    2. Sales of Underlying Fund Shares. Notwithstanding anything in the Custodian Agreement to the contrary, upon receipt of Instructions, the Custodian shall release Central Fund shares sold for the account of a Portfolio, provided that (i) the Custodian shall only send instructions to sell such shares to the Central Fund Transfer Agent in accordance with the Control Procedures ("Sell Instructions") upon receipt of Instructions from FMR's trading operations, and (ii) such Sell Instructions shall be properly confirmed by the Central Fund Transfer Agent.

    3. Fee Schedule. Notwithstanding the provisions of the fee schedule currently in effect pursuant to the Custodian Agreement, the Custodian will charge each Portfolio $3.00 for each transaction in Central Fund shares by such Portfolio. All other account activity by the Portfolios will be charges in accordance with the fee schedule in effect from time to time in accordance with the terms of the Custodian Agreement, provided that, notwithstanding anything herein to the contrary, the Custodian will not

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
       charge any Asset Fee with respect to the assets of the Portfolios invested in the Central Fund shares.


    4. Other Provisions of the Custodian Agreement in Effect. The terms of this Addendum apply solely to shares of the Central Funds held in custody by the Custodian on behalf of the Portfolios. Notwithstanding anything herein to the contrary, this Addendum shall have no force or effect upon the terms and conditions of the Custodian Agreement, except to the extent such terms and conditions are expressly modified or supplemented by the provisions of this Addendum in respect of shares of the Central Funds held by the Portfolios.

If you are in agreement with the foregoing, please execute the enclosed counterpart to this letter and return it to the undersigned, whereupon this letter shall become a binding Addendum to the Custodian Agreement, enforceable by the Custodian and the Fund in accordance with its terms.

                                        GCG Trust, on behalf of each of the
                                        Portfolios identified on Appendix "A"
                                        hereto



                                        By ____________________________
                                        Name:
                                        Title:



Agreed and Accepted as of the Date Hereof:

The Bank of New York



By: ________________________
    Name:
    Title:

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
                                                                   Appendix A



Applicable Portfolios of the GCG Trust


GCG Trust: Asset Allocation Growth Series

GCG Trust: Diversified Mid-Cap Series



Dated as of : October 2, 2000


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
                                                                 Attachment 1



                          Central Funds
                          -------------


Fund                                Portfolio
----                                ---------
Fidelity Garrison Street Trust      Fidelity Money Market Central Fund
Fidelity Revere Street Trust        Fidelity Cash Central Fund



Date as of : October 2, 2000




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